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                                                            EXHIBIT NO. 99.10(a)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 43 to Registration Statement No. 33-1657 of MFS Series Trust X, of our reports dated September 5, 2002 appearing in the annual reports to shareholders for the year ended July 31, 2002 for MFS European Equity Fund, MFS International Equity Fund (formerly, MFS International ADR Fund), and MFS Government Mortgage Fund, and to the references to us under the headings "Financial Highlights" in each Prospectus and "Independent Auditors and Financial Statements" in the Statements of Additional Information, each of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP

Boston, Massachusetts
November 22, 2002